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STEMCELLS, INC. GRANTS LICENSE TO RENEURON, RECEIVES STAKE IN UK STEM CELL COMPANY

PALO ALTO, Calif., July 6, 2005 – StemCells, Inc. (NASDAQ: STEM) announced today that it has entered into an agreement with ReNeuron, a privately-owned UK biotech corporation. The agreement enables ReNeuron to exploit its “c-mycER” conditionally immortalized adult human neural stem cell technology for therapy and other purposes.

In return for the license, StemCells received an equity interest in ReNeuron and a cross-license to the exclusive use of ReNeuron’s technology for certain diseases and conditions, including lysosomal storage diseases, spinal cord injury, cerebral palsy and multiple sclerosis. ReNeuron will supply cells for StemCells use under the cross-license.

The agreement also provides for royalties and milestone payments by each party on the achievement of various goals under the license and cross-license.

“We are delighted to have entered this partnership with ReNeuron, which we regard as the foremost stem cell company in the UK,” said Martin McGlynn, president and CEO of StemCells. “We view this agreement as an initial step towards possible future collaborations between the two companies, in the neural stem cell field. ReNeuron’s exclusive focus on conditionally immortalized adult human stem cell technology complements our approach of using highly purified, normal adult neural stem cells that have not been genetically modified (HuCNS-SC). The agreement also makes it possible for StemCells to pursue neural stem cell therapies for a number of neurodegenerative diseases through another channel, by using ReNeuron’s conditionally immortalized cells.”

“ReNeuron will be developing treatments for diseases of the central nervous system with its conditionally immortalized cells,” Mr. McGlynn added. “Under our cross-license, we too can use their technology in diseases of special interest to StemCells. We believe the ultimate beneficiaries will be those afflicted with some terrible neurodegenerative diseases for which there are now no adequate treatments.”

StemCells’ first IND (Investigational New Drug application) is for use of HuCNS-SC in treatment of infantile and late-infantile neuronal ceroid lipofuscinosis (NCL), the most severe forms of a group of disorders commonly referred to as Batten disease; it is currently on hold. The Company has previously announced that it plans to file an IND amendment in Q3 this year, intended to address the clinical hold issues.

ReNeuron’s proprietary c-mycER technology permits a single “founder” stem cell to divide indefinitely, creating large cell banks. This is done by activating the c-myc growth promoting gene when a synthetic chemical is added to the cell media. Removal of the chemical turns off the gene so that the cells stop dividing.

Michael Hunt, chief executive officer of ReNeuron, said, “We regard our agreement with StemCells as a landmark deal in the adult neural stem cell field. StemCells is without doubt a pioneer in the drive to develop viable treatments utilizing adult stem cells and we are delighted to be working with them. The agreement allows StemCells to exploit ReNeuron’s proprietary c-mycER technology in further disease states not addressed by ReNeuron’s own programs, and opens the way to further collaborative activity between our two companies. This can only serve to accelerate both companies’ ultimate goals of bringing effective stem cell therapies to the patients who need them.”

About ReNeuron Group plc

ReNeuron is a privately held UK bio-pharmaceutical company and a pioneer in stem cell research and development. It is developing cell therapy products using its proprietary c-mycER conditional immortalization technology. ReNeuron’s focus is on cell therapy treatments designed to reverse the effects of major diseases. Its ReN001 stem cell therapy for stroke is now in pre-clinical development, and it has initiated programmes to develop stem cell therapies for Type 1 diabetes, Parkinson’s disease, Huntington’s disease and diseases of the retina.

More information on ReNeuron and its programmes can be found on the Company’s website at www.reneuron.com.

About StemCells, Inc.

StemCells, Inc. is a development stage biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These stem cells are expandable into cell banks for therapeutic use, which demonstrates the feasibility of using normal, non-genetically modified cells as cell-based therapies. StemCells is the only publicly traded company solely focused on stem cell research and development and has more than 40 U.S. and 100 non-U.S. patents, as well as 100 patent applications pending worldwide. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, expectations regarding ReNeuron’s technology, the Company’s ability to develop products using the ReNeuron technology, the likelihood of obtaining milestone or royalty payments from ReNeuron under the license agreement, the likelihood of any future collaborations with ReNeuron, the value of the Company’s equity interest in ReNeuron, FDA actions and the Company’s response to these actions, the Company’s ability to resolve questions raised by the FDA and to initiate clinical trials, the timing of such trials, and other future operations of the Company. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty whether either StemCells or ReNeuron will be able to develop successful products under the license agreement, uncertainty as to whether the FDA will remove the clinical hold on the Company’s proposed initial clinical trial and permit the Company to proceed to clinical testing despite the novel and unproven nature of the Company’s technology; the risk that, even if approved, the Company’s initial clinical trial could be substantially delayed beyond its expected dates; uncertainties regarding the Company’s ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the uncertainty regarding the outcome of the Phase I clinical trial and any other trials the Company may conduct in the future; the uncertainty regarding the validity and enforceability of issued patents; the uncertainty whether any products that may be generated in the Company’s stem cell programs will prove clinically effective and not cause tumors or other side effects; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company’s obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in Exhibit 99 to the Company’s Annual Report on Form 10-K titled “Cautionary Factors Relevant to Forward-Looking Statements.”

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